Exhibit 23

Consent of Independent Auditors

The Board of Directors
General Electric Company

We consent to the incorporation by reference in the registration statements Nos. 33-29024, 33-3908, 33-39596, 33-39596-01, 33-47085, 33-50639, 33-61029, 33-61029-01, 333-46551 and 333-59671 on Form S-3; Nos. 333-01947 and 333-74417 on Form S-4; and Nos. 2-84145, 33-35922, 333-01953, 333-96287, 333-42695, 333-74415, 333-65781, 333-88233 and 333-94101 on Form S-8 of General Electric Company of our report dated February 4, 2000, relating to the consolidated financial position of General Electric Company and consolidated affiliates as of December 31, 1999 and 1998, and the related consolidated statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of General Electric Company.

KPMG LLP
Stamford, Connecticut

March 17, 2000